Exhibit 5.17

CONSENT OF L-B. DENONCOURT

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Luc-Bernard Denoncourt
By:	Luc-Bernard Denoncourt, ing.
Project Manager, Côté Gold Project
IAMGOLD Corporation

Dated: May 15, 2020